UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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Endocyte, Inc.
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Novartis AG
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On November 5, 2018, Novartis AG (“Novartis”) issued an R&D and investor update presentation and hosted a conference call and webcast in connection with such presentation.  Set forth below are excerpts of such presentation relating to Novartis’ proposed acquisition of Endocyte, Inc.

Novartis AG Investor Relations Novartis R&D and investor update November 5, 2018

Disclaimer This presentation contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, that can generally be identified by words such as “potential,” “expected,” “will,” “planned,” “pipeline,” “outlook,” “agreement to acquire,” or similar expressions, or by express or implied discussions regarding potential marketing approvals, new indications or labeling for the investigational or approved products described in this presentation, or regarding potential future revenues from such products, or regarding the proposed acquisition of Endocyte, Inc. (Endocyte) by Novartis including the potential outcome and expected timing for completion of the proposed acquisition, and the potential impact on Novartis of the proposed acquisition, including express or implied discussions regarding potential future sales or earnings of Novartis, and any potential strategic benefits, synergies or opportunities expected as a result of the proposed acquisition. You should not place undue reliance on these statements. Such forward-looking statements are based on our current beliefs and expectations regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that the investigational or approved products described in this presentation will be submitted or approved for sale or for any additional indications or labeling in any market, or at any particular time. Nor can there be any guarantee that such products will be commercially successful in the future. Neither can there be any guarantee that the acquisition described in this presentation will be completed, or that it will be completed as currently proposed, or at any particular time. There can be no guarantee that Novartis or any potential products that would be obtained with Endocyte will achieve any particular future financial results, or that Novartis will be able to realize any potential strategic benefits or opportunities as a result of the proposed acquisition. In particular, our expectations regarding such products matters could be affected by, among other things, the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally, including potential regulatory actions or delays with respect to the development of the products described in this presentation, as well as potential regulatory actions or delays relating to the completion of the potential acquisition described in this presentation; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political and economic conditions; safety, quality or manufacturing issues; the ability to obtain Endocyte stockholder approval and the satisfaction of the other conditions to the consummation of the proposed acquisition; the potential that the strategic benefits or opportunities expected to result from the proposed acquisition may not be realized or may take longer to realize than expected; the potential that the integration of Endocyte into Novartis subsequent to the closing of the proposed acquisition may not be successful, or may take longer to succeed than expected; potential adverse reactions to the proposed acquisition by customers, suppliers or strategic partners; dependence on key Endocyte personnel, customers and suppliers; uncertainties regarding actual or potential legal proceedings, including, among others, potential legal proceedings with respect to the proposed acquisition; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG's current Form 20-F on file with the US Securities and Exchange Commission. Novartis is providing the information in this presentation as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Additional Information and Where to Find It This presentation may be deemed to be solicitation material in respect of the proposed acquisition of Endocyte by Novartis AG. In connection with the proposed acquisition, Endocyte filed a preliminary proxy statement with the SEC on October 31, 2018, and intends to file other relevant materials with the SEC, including Endocyte’s proxy statement in definitive form. Stockholders of Endocyte are urged to read these materials (including any amendments or supplements thereto) and all other relevant documents filed with the SEC when such documents become available, including Endocyte’s definitive proxy statement, because they will contain important information about the proposed acquisition. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or from Endocyte by going to its investor relations web site at http://investor.endocyte.com/investor-relations. Participants in Solicitation Novartis AG and its directors and executive officers, and Endocyte and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Endocyte shares of common stock in respect of the proposed acquisition. Information about the directors and executive officers of Novartis AG is set forth in the excerpts of Novartis AG’s Annual Report for 2017, which was furnished to the SEC on Form 6-K on January 24, 2018 and incorporated by reference into Novartis AG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017. Information about the directors and executive officers of Endocyte is set forth in the proxy statement for Endocyte’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2018. Information regarding interests of Endocyte’s participants in the solicitation is set forth in Endocyte’s preliminary proxy statement relating to the proposed acquisition, and will be set forth in other materials to be filed with the SEC relating to the proposed acquisition, including Endocyte’s definitive proxy statement. 1 | Novartis R&D and investor update | November 5, 2018

Significant patient population for prostate cancer Prostate Cancer1 (in thousands) Incidence + newly recurrent, stage IV metastatic PC 196 100% Castrate resistant (mCRPC) 88 45% PSMA+ 70 80% Note: Higher percentage of metastatic patients in later lines 2nd Line 75 107% Initial 177Lu-PSMA-617 target patient pool3 2. Percentage of patients in later lines of therapies was calculated based on the treatment rate of the previous line. All data for US and EU5 in 2017 1. Kantar Health, 2017 and Novartis estimates. 3. The acquisition of Endocyte is subject to customary closing conditions, including receipt of regulatory approvals and Endocyte stockholders approval. Until closing, Endocyte will continue to operate as a separate and independent company 59 | Novartis R&D and investor update | November 5, 2018 3rd Line 49 65%2 4th Line 25 51%2

Endocyte1 uses small molecule ligand to direct radioactive atom to PSMA-expressing cancer cells RLT that utilizes high affinity targeting ligand to direct potent radiotherapy to prostate cancer cells 177Lu-PSMA-617 pairs PSMA targeting ligand (PSMA-617) to radioactive atom (177Lutetium) “Ligand” is a small molecule designed to bind to PSMA, a protein highly expressed on the cell surface of most prostate cancer cells Once bound, the 177Lutetium atom releases an energetic beta particle that kills the cancer cell PSMA – prostate-specific membrane antigen Source: Endocyte Investor Presentation October 2018. 1. The acquisition of Endocyte is subject to customary closing conditions, including receipt of regulatory approvals and Endocyte stockholders approval. Until closing, Endocyte will continue to operate as a separate and independent company 60 | Novartis R&D and investor update | November 5, 2018

Endocyte1 has strong Ph2 clinical data Sustained response rates in Ph2 trial expansion2 PSA response % PSA PFS and OS correlate to PSA response and compare favorably to historical benchmarks2 PSA PFS 50 patients 50 <30% 13/50 (26%) >30% 37/50 (74%) >50% 31/50 (62%) 00 Overall Survival First 30 patients -50 p-value comparing PSA <50% group to PSA > 50% group; Updated data cut-off since Lancet publication -100 Patients Months Source: Endocyte Investor Presentation October 2018. 1. The acquisition of Endocyte is subject to customary closing conditions, including receipt of regulatory approvals and Endocyte stockholders approval. Until closing, Endocyte will continue to operate as a separate and independent company. 2. Hofman, Michael (2018, June). Lutetium-177 PSMA617 theranostics in mCRPC: interim results of a phase 2 trial. ASCO 2018, Genitourinary cancer P5040. 61 | Novartis R&D and investor update | November 5, 2018 Survival probability Survival probability

Endocyte[1] pivotal Ph3 trial design with FDA agreement to rPFS as alternative primary endpoint to OS[2]

Patient inclusion

- mCRPC
- Bone and/or soft tissue disease
- PSMA-positive scan (~80%)
- ≥1 prior taxane
- ≥1 prior NAAD[4]

2:1

^{177}Lu-PSMA-617

Best supportive care[3]

Choice of NAAD[3] or not

Best supportive care[3]

Choice of NAAD[4] or not

Stratified for balance

- 750 patients, enrollment initiated
- In September, FDA agreed to rPFS as an alternative primary endpoint to OS as sufficient for full approval[2]
- Key secondary endpoints: ORR, time to symptomatic skeletal events

Source: Endocyte Investor Presentation October 2018. 1. The acquisition of Endocyte is subject to customary closing conditions, including receipt of regulatory approvals and Endocyte stockholders approval. Until closing, Endocyte will continue to operate as a separate and independent company. 2. Endocyte stated demonstrating benefit in rPFS (radiographic Progression Free Survival) versus control, with no detriment to OS, sufficient for full approval; regardless of the outcome of rPFS assessment, Endocyte intends to continue to follow patients in VISION trial to assess final OS alternative primary endpoint as per Endocyte press release on September 10, 2018. 3. Best supportive care – palliative;. 4. NAAD – novel androgen axis drug (abiraterone or enzalutamide).

62 | Novartis R&D and investor update | November 5, 2018

NOVARTIS

Radioligand therapies key takeaways Lutathera® belongs to an innovative drug category called radioligand therapy and shows strong launch momentum with Q3 2018 sales of USD 56m 1 The AAA (radioligand therapy) pipeline has projects in development for indications beyond NET 2 Novartis has announced an agreement to acquire Endocyte, which would expand the company’s nuclear medicines platform1 3 1. The acquisition of Endocyte is subject to customary closing conditions, including receipt of regulatory approvals and Endocyte stockholders approval. Until closing, Endocyte will continue to operate as a separate and independent company 63 | Novartis R&D and investor update | November 5, 2018